Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222616 on Form S-8 of Liberty Oilfield Services Inc. of our report dated March 23, 2018, relating to the financial statements of Liberty Oilfield Services Inc. appearing in this Annual Report on Form 10-K of Liberty Oilfield Services Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Denver, Colorado
March 23, 2018